Exhibit 99.1
Phreesia Announces First Quarter Fiscal 2024 Results
WILMINGTON, Delaware, May 31, 2023 – Phreesia, Inc. (NYSE: PHR) (“Phreesia” or the "Company") announced financial results today for the fiscal first quarter ended April 30, 2023.

"Our team got off to a solid start in fiscal 2024. Across the organization, we made meaningful progress toward achieving our goals of continued growth and a return to profitability, while maintaining our ongoing commitment to optimal patient outcomes," said CEO and Co-Founder Chaim Indig.

Please visit the Phreesia investor relations website at ir.phreesia.com to view the Company's Q1 Fiscal Year 2024 Stakeholder Letter.

Fiscal First Quarter Ended April 30, 2023 Highlights
•Total revenue was $83.8 million in the quarter as compared to $63.4 million in the same period in the prior year, an increase of 32%.
•Average number of healthcare services clients ("AHSCs") was 3,309 in the quarter as compared to 2,526 in the same period in the prior year, an increase of 31%.
•Healthcare services revenue per AHSC was $18,779 in the quarter as compared to $19,193 in the same period in the prior year, a decrease of 2%. The decline from the first quarter of fiscal 2023 to the first quarter of fiscal 2024 was driven primarily by AHSC growth that outpaced payment processing revenue growth. See "Key Metrics" below for additional information.
•Total revenue per AHSC was $25,338 in the quarter as compared to $25,081 in the same period in the prior year, an increase of 1%. The increase was driven primarily by network solutions revenue growth that outpaced AHSC growth. See "Key Metrics" below for additional information.
•Net loss was $37.5 million in the quarter compared to $51.2 million in the same period in the prior year.
•Adjusted EBITDA was negative $13.8 million in the quarter compared to negative $30.6 million in the same period in the prior year.
•Cash and cash equivalents as of April 30, 2023 was $149.8 million, down $26.9 million from January 31, 2023.

Recent Events
We are party to the Third SVB Facility, which contains certain restrictive covenants including a covenant that limits our ability to retain specified levels of cash in accounts outside of SVB. On March 10, 2023, we obtained consent from SVB to hold up to $165 million of cash in accounts outside SVB until May 15, 2023. On May 8, 2023, we obtained an extension of the consent through September 15, 2023, provided we continue to hold at least $17 million of cash in accounts at SVB. The consent serves to permit us to borrow against the Third SVB Facility once the cash and cash equivalents retained outside of SVB are compliant with the covenant and so long as we remain in compliance with all other covenants under the Third SVB Facility.
We believe that our cash and cash equivalents along with cash generated in the normal course of business, are sufficient to fund our operations for at least the next 12 months.

Fiscal Year 2024 Outlook
For the full fiscal year 2024 ending January 31, 2024, we expect revenue to be between $353 million and $356 million, implying year-over-year growth of 26% to 27%.
We are raising our Adjusted EBITDA outlook for fiscal year 2024 to a range of negative $60 million and negative $55 million from a previous range of negative $65 million to negative $60 million. The change reflects our strong performance in the first quarter.
We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For further information regarding the non-GAAP financial measures included in this press release, including a reconciliation of GAAP to non-GAAP financial measures and an explanation of these measures, please see “Non-GAAP financial measures” below.

Fiscal Year 2025 Target
We are maintaining our $500 million revenue target to be achieved by annualizing our highest-revenue quarter in fiscal year 20251 and we continue to expect to reach profitability2 in fiscal year 2025. We also believe our cash and cash equivalents, along with cash generated in the normal course of business, can support our path to our fiscal year 2025 targets.
We believe our platform and diverse revenue streams offer us multiple paths for achieving our targets.

1 For our target revenue, annualized is defined as multiplying the highest-revenue quarter in fiscal year 2025 by four.
2 For the purposes of this statement, we define "profitability" in terms of Adjusted EBITDA.
Available Information
We intend to use our Company website (including our Investor Relations website) as well as our Facebook, Twitter, LinkedIn and Instagram accounts as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.
Forward Looking Statements
This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, Adjusted EBITDA and our ability to reach profitability in fiscal year 2025; our ability to finance our plans to achieve our 2025 targets with our current cash balance and cash generated in the normal course of business; our outlook for fiscal year 2024 (including with respect to Adjusted EBITDA) and fiscal year 2025 targets; and our belief that our platform and revenue streams offer us multiple paths for achieving our targets. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to develop and release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; changes in market conditions and receptivity to our products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; the impact of pandemics on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships; the recent high inflationary environment and other general, market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine or elsewhere). The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023 that will be filed with the SEC following this press release. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
This press release includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures, with the exception of our Adjusted EBITDA outlook for the reasons described above.

Conference Call Information
We will hold a conference call on Wednesday May 31, 2023, at 5:00 p.m. Eastern Time to review our fiscal 2024 first quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

ABOUT PHREESIA
Phreesia is the trusted leader in patient activation, giving providers, health plans, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled more than 120 million patient visits in 2022 – more than 1 in 10 visits across the U.S. – scale that we believe allows us to make meaningful impact. Offering patient-driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. To learn more, visit phreesia.com.

Investor Contact:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950

Media Contact:

Nicole Gist
Phreesia, Inc.
nicole.gist@phreesia.com
(407) 760-6274

Phreesia, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	April 30, 2023	January 31, 2023
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$149,767	$176,683
Settlement assets	26,539	22,599
Accounts receivable, net of allowance for doubtful accounts of $1,022 and $1,053 as of April 30, 2023 and January 31, 2023, respectively	52,932	51,394
Deferred contract acquisition costs	908	1,056
Prepaid expenses and other current assets	10,002	10,709
Total current assets	240,148	262,441
Property and equipment, net of accumulated depreciation and amortization of $63,810 and $59,847 as of April 30, 2023 and January 31, 2023, respectively	26,228	21,670
Capitalized internal-use software, net of accumulated amortization of $39,380 and $37,236 as of April 30, 2023 and January 31, 2023, respectively	38,152	35,150
Operating lease right-of-use assets	336	569
Deferred contract acquisition costs	1,562	1,754
Intangible assets, net of accumulated amortization of $2,892 and $2,549 as of April 30, 2023 and January 31, 2023, respectively	11,058	11,401
Deferred tax asset	—	81
Goodwill	33,736	33,736
Other assets	2,632	3,255
Total Assets	$353,852	$370,057
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$26,539	$22,599
Current portion of finance lease liabilities and other debt	6,982	5,172
Current portion of operating lease liabilities	692	934
Accounts payable	7,602	10,836
Accrued expenses	23,284	21,810
Deferred revenue	17,881	17,688
Total current liabilities	82,980	79,039
Long-term finance lease liabilities and other debt	6,689	2,725
Operating lease liabilities, non-current	257	349
Long-term deferred revenue	179	125
Long-term deferred tax liabilities	136	—
Total Liabilities	90,241	82,238
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value - 500,000,000 shares authorized as of both April 30, 2023 and January 31, 2023; 54,766,872 and 54,187,172 shares issued as of April 30, 2023 and January 31, 2023, respectively	548	542
Additional paid-in capital	947,353	926,957
Accumulated deficit	(643,615)	(606,084)
Treasury stock, at cost, 1,186,619 and 971,236 shares as of April 30, 2023 and January 31, 2023, respectively	(40,675)	(33,596)
Total Stockholders’ Equity	263,611	287,819
Total Liabilities and Stockholders’ Equity	$353,852	$370,057

Phreesia, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended April 30,
	2023	2022
Revenue:
Subscription and related services	$37,887	$29,101
Payment processing fees	24,253	19,381
Network solutions	21,705	14,872
Total revenues	83,845	63,354
Expenses:
Cost of revenue (excluding depreciation and amortization)	14,907	14,386
Payment processing expense	16,090	12,158
Sales and marketing	37,413	40,031
Research and development	26,469	20,635
General and administrative	19,877	20,855
Depreciation	4,504	4,278
Amortization	2,486	1,604
Total expenses	121,746	113,947
Operating loss	(37,901)	(50,593)
Other expense, net	(42)	(31)
Interest income (expense), net	718	(383)
Total other income (expense), net	676	(414)
Loss before provision for income taxes	(37,225)	(51,007)
Provision for income taxes	(306)	(235)
Net loss	$(37,531)	$(51,242)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(0.70)	$(0.99)
Weighted-average common shares outstanding, basic and diluted	53,347,709	51,938,887
(1) Our potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

Phreesia, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended April 30,
	2023	2022
Operating activities:
Net loss	$(37,531)	$(51,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,990	5,882
Stock-based compensation expense	17,138	14,151
Amortization of deferred financing costs and debt discount	85	77
Cost of Phreesia hardware purchased by customers	416	277
Deferred contract acquisition costs amortization	340	467
Non-cash operating lease expense	233	289
Deferred taxes	217	224
Changes in operating assets and liabilities:
Accounts receivable	(1,538)	(6,092)
Prepaid expenses and other assets	1,152	(450)
Deferred contract acquisition costs	—	(106)
Accounts payable	(2,983)	123
Accrued expenses and other liabilities	1,822	1,701
Lease liabilities	(247)	(306)
Deferred revenue	247	1,372
Net cash used in operating activities	(13,659)	(33,633)
Investing activities:
Capitalized internal-use software	(4,732)	(5,239)
Purchases of property and equipment	(1,347)	(1,785)
Net cash used in investing activities	(6,079)	(7,024)
Financing activities:
Proceeds from issuance of common stock upon exercise of stock options	249	709
Treasury stock to satisfy tax withholdings on stock compensation awards	(6,950)	(4,307)
Proceeds from employee stock purchase plan	967	1,214
Finance lease payments	(1,444)	(1,468)
Debt issuance costs and loan facility fee payments	—	(113)
Net cash used in financing activities	(7,178)	(3,965)
Net decrease in cash and cash equivalents	(26,916)	(44,622)
Cash and cash equivalents – beginning of period	176,683	313,812
Cash and cash equivalents – end of period	$149,767	$269,190

Supplemental information of non-cash investing and financing information:
Property and equipment acquisitions through finance leases	$7,067	$140
Purchase of property and equipment and capitalized software included in current liabilities	$3,485	$1,755
Capitalized stock-based compensation	$337	$348
Issuance of stock to settle liabilities for stock-based compensation	$5,297	$6,774
Cash paid for:
Interest	$58	$128

Non-GAAP financial measures
This press release and statements made during the above-referenced webcast may include certain non-GAAP financial measures as defined by SEC rules.

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define Adjusted EBITDA as net income or loss before interest (income) expense, net, provision for income taxes, depreciation and amortization, and before stock-based compensation expense and other expense, net.
We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have presented Adjusted EBITDA in this press release and our Quarterly Report on Form 10-Q to be filed after this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss).
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) interest (income) expense, net; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated:

Phreesia, Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended April 30,
(in thousands)	2023	2022
Net loss	$(37,531)	$(51,242)
Interest (income) expense, net	(718)	383
Provision for income taxes	306	235
Depreciation and amortization	6,990	5,882
Stock-based compensation expense	17,138	14,151
Other expense, net	42	31
Adjusted EBITDA	$(13,773)	$(30,560)

Phreesia, Inc.
Reconciliation of GAAP and Adjusted Operating Expenses
(Unaudited)

	Three months ended April 30,
(in thousands)	2023	2022
GAAP operating expenses
General and administrative	$19,877	$20,855
Sales and marketing	37,413	40,031
Research and development	26,469	20,635
Cost of revenue (excluding depreciation and amortization)	14,907	14,386
	$98,666	$95,907
Stock compensation included in GAAP operating expenses
General and administrative	$5,878	$5,128
Sales and marketing	6,417	5,654
Research and development	3,878	2,561
Cost of revenue (excluding depreciation and amortization)	965	808
	$17,138	$14,151
Adjusted operating expenses
General and administrative	$13,999	$15,727
Sales and marketing	30,996	34,377
Research and development	22,591	18,074
Cost of revenue (excluding depreciation and amortization)	13,942	13,578
	$81,528	$81,756

Phreesia, Inc.
Key Metrics
(Unaudited)

	Three months ended April 30,
	2023	2022
Key Metrics:
Average number of healthcare services clients ("AHSCs")	3,309	2,526
Healthcare services revenue per AHSC	$18,779	$19,193
Total revenue per AHSC	$25,338	$25,081

We remain focused on building secure and reliable products that derive a strong return on investment for our clients and implementing them with speed and ease. This strategy continues to enable us to grow our network of healthcare services clients. The investments we make to grow, strengthen and sustain our network of healthcare services clients lead to growth in all of our revenue categories.

The definitions of our key metrics are presented below.

•AHSCs. We define AHSCs as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. We believe growth in AHSCs is a key indicator of the performance of our business and depends, in part, on our ability to successfully develop and market our Platform to healthcare services organizations that are not yet clients. While growth in AHSCs is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future AHSC growth. For example, as AHSCs increase, we may need to add to our customer support team and invest to maintain effectiveness and performance of our Platform and software for our healthcare services clients and their patients.

•Healthcare services revenue per AHSC. We define Healthcare services revenue as the sum of subscription and related services revenue and payment processing revenue. We define Healthcare services revenue per AHSC as Healthcare services revenue in a given period divided by AHSCs during that same period. We are focused on continually delivering value to our healthcare services clients and believe that our ability to increase Healthcare services revenue per AHSC is an indicator of the long-term value of the Phreesia platform.

•Total revenue per AHSC. We define Total revenue per AHSC as Total revenue in a given period divided by AHSCs during that same period. Our healthcare services clients directly generate subscription and related services and payment processing revenue. Additionally, our relationships with healthcare services clients who subscribe to the Phreesia Platform give us the opportunity to engage with life sciences companies, health plans and other payer organizations, patient advocacy, public interest and other not-for-profit organizations who deliver direct communication to patients through our Platform. As a result, we believe that our ability to increase Total revenue per AHSC is an indicator of the long-term value of the Phreesia Platform.

Additional Information
(Unaudited)

	Three months ended April 30,
	2023	2022
Patient payment volume (in millions)	$1,016	$837
Payment facilitator volume percentage	82%	80%

•Patient payment volume. We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors.

•Payment facilitator volume percentage. We define payment facilitator volume percentage as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue. Our payment facilitator volume percentage could decline slightly over time should we increase our penetration of enterprise customers that are less likely to use Phreesia as a payment facilitator.